Exhibit 5.1

DANIEL H. LUCIANO
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ATTORNEY AT LAW
242 A WEST VALLEY BROOK ROAD
CALIFON, NEW JERSEY 07830

MEMBER TEXAS AND	TELEPHONE	908-832-5546
NEW JERSEY BARS	FACSIMILE	908-832-9601

February 5, 2016

Board of Directors
GRCR Partners, Inc.
1771 Post Rd East #178
Westport, Connecticut 06880

Re:       Opinion of Counsel
Form S-1 Registration Statement

Ladies and Gentlemen:

I have acted as special counsel to GRCR Partners, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (the “Registration Statement ”), to be filed with the Securities and Exchange Commission (the “Commission” ) under the Securities Act of 1933, as amended (the “Securities Act ”), relating to the issuance and sale of 2,500,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock ”), issued by the Company.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein, the exhibits therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date, (iii) the Company’s by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate, and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Common Stock (i) have been duly and validly authorized for issuance and (ii) when issued pursuant to the Registration Statement, will be validly issued, fully paid, and non-assessable.

I offer my opinion based upon the General Corporation Law of the State of Delaware. I express no opinion other than as to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not admit that I am an “expert” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Sincerely,

/s/ Daniel H. Luciano
Daniel H. Luciano